Exhibit 10.3

LIBERTY MEDIA CORPORATION
2007 INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule I hereto (the “Grant Date”), by and between LIBERTY MEDIA CORPORATION, a Delaware corporation (the “Company”), and the recipient of an award of Restricted Shares (as defined below) granted by the Compensation Committee of the Board of Directors of the Company (the “Grantee”).
The Company has adopted the incentive plan identified on Schedule I hereto (the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined in this Agreement will have the meaning given thereto in the Plan.
Pursuant to the Plan, the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan has determined that it would be in the interest of the Company and its stockholders to award Restricted Shares to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to remain in the employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date the number of shares of Liberty Media Corporation Series A Liberty Starz Common Stock (“LSTZA Stock”) authorized by the Committee and set forth in the notice of online grant delivered to the Grantee pursuant to the Company’s online grant and administration program, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Shares”).
2.Issuance of Restricted Shares at Beginning of the Restriction Period. Upon issuance of the Restricted Shares, such Restricted Shares will be registered in a book entry account (the “Account”) in the name of the Grantee. During the Restriction Period, as provided in Section 8.2 of the Plan, any certificates representing the Restricted Shares that may be issued during the Restriction Period, and any securities constituting Retained Distributions will bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement. Any such certificates will remain in the custody of the Company, and upon their issuance the Grantee will deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.
3.Restrictions. Restricted Shares constitute issued and outstanding shares of LSTZA Stock for all corporate purposes. The Grantee will have the right to vote such Restricted Shares, to receive and retain dividends and distributions paid or distributed on such Restricted Shares as the Committee may in its sole discretion designate and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Shares, except that (a) the Grantee will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived, (b) the Company will retain custody of any stock certificate or certificates representing the Restricted Shares during the Restriction Period, (c) other than such dividends and distributions as the Committee may in its sole discretion designate, the Company or its designee will retain custody of all Retained Distributions made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions will not bear interest or be segregated in a separate account, (d) the Grantee may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or the Grantee’s interest in any of them during the Restriction Period and (e) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.
4.Vesting and Forfeiture of Restricted Shares. Subject to earlier vesting in accordance with the provisions of Paragraph 7(b) below, the Grantee will become vested as to each of that number of the Restricted Shares constituting LSTZA Stock subject to this Agreement that is equal to the fraction or percentage set forth on Schedule I hereto (the “Vesting Percentage”), rounded down to the nearest whole number of such Restricted Shares) on each of the dates indicated on Schedule I hereto (each such date, together with any other date on which Restricted Shares vest pursuant to this Agreement, a “Vesting Date”). If rounding pursuant to the preceding sentence prevents any portion of a Restricted Share from becoming vested on a particular Vesting Date (any such portion, an “Unvested Fractional Restricted Share”), one additional Restricted Share will become vested on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Restricted Shares (including any Unvested Fractional Restricted Share created on such succeeding Vesting Date) equals or exceeds one whole Restricted Share, with any excess treated as an Unvested Fractional Restricted Share thereafter subject to the application of this sentence and the following sentence. Any Unvested Fractional Restricted Share comprising part of a whole Restricted Share that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Restricted Share. Notwithstanding the foregoing, (a) the Grantee will not vest, pursuant to this Paragraph 4, in Restricted Shares as to which the Grantee would otherwise vest as of a given date if the Grantee has not been continuously employed by the Company or its Subsidiaries from the date of this Agreement through such date (the vesting or forfeiture of such shares to be governed instead by the provisions of Paragraph 5 hereof), and (b) in the event that any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the business day next following such date. Unless otherwise determined by the Committee in its sole discretion, Retained Distributions will be subject to the same vesting and forfeiture conditions that are applicable to the Restricted Shares to which such Retained Distributions relate.
5.    Early Termination or Vesting. Unless otherwise determined by the Committee in its sole discretion:
(a)    If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason other than death or Disability, then the Award, to the extent not theretofore vested, will be forfeited immediately;
(b)    If the Grantee dies while employed by the Company or a Subsidiary, then the Award, to the extent not theretofore vested, will immediately become fully vested; and
(c)    If the Grantee’s employment with the Company or a Subsidiary terminates by reason of Disability, then the Award, to the extent not theretofore vested, will immediately become fully vested.
6.    Completion of the Restriction Period. On each Vesting Date, subject to the satisfaction of all applicable restrictions, terms and conditions (a) all or the applicable portion of such Restricted Shares will become vested pursuant to Paragraph 4 hereof, and (b) any Retained Distributions with respect to such Restricted Shares will become vested to the extent that the Restricted Shares related thereto shall have become vested, all in accordance with the terms of this Agreement. Any such Restricted Shares and Retained Distributions that shall not become vested will be forfeited to the Company, and the Grantee will not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares or any Retained Distributions that are so forfeited.
7.    Adjustments; Early Vesting in Certain Events.
(a)    The Restricted Shares will be subject to adjustment (including, without limitation, as to the number of Restricted Shares) in such manner as the Committee, in its sole discretion, may deem equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
(b)    In the event of any Approved Transaction, Board Change or Control Purchase, the restrictions in Paragraph 3 hereof will lapse. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that the restrictions in Paragraph 3 hereof will not lapse on an accelerated basis in connection with an Approved Transaction if the Committee makes or causes to be made effective provision for the taking of such action as in the opinion of the Committee is equitable and appropriate to substitute a new Award for the Award evidenced by this Agreement or to assume this Agreement and the Award evidenced hereby and in order to make such new or assumed Award, as nearly as may be practicable equivalent to the Award evidenced by this Agreement as then in effect (but before giving effect to any acceleration of the exercisability hereof unless otherwise determined by the Committee), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which shares of LSTZA Stock may be changed, converted or exchanged in connection with the Approved Transaction.
8.    Mandatory Withholding for Taxes. The Grantee acknowledges that, upon the expiration of the Restriction Period, the Company will deduct from the shares of LSTZA Stock otherwise deliverable to the Grantee (or Beneficiary, as defined in Paragraph 10 below) that number of shares of LSTZA Stock (valued at the Fair Market Value of such LSTZA Stock on the applicable Vesting Date) that is equal to the amount, as determined by the Company, of all federal, state or other governmental withholding tax requirements imposed upon the Company or any Subsidiary of the Company with respect to the vesting of Restricted Shares, unless other provisions to pay such withholding requirements have been made to the satisfaction of the Company. Upon the payment of any cash dividends with respect to Restricted Shares during the Restriction Period, the amount of such dividends will be reduced to the extent necessary to satisfy any withholding tax requirements applicable thereto prior to payment to the Grantee.
9.    Delivery by the Company. As soon as practicable after the vesting in Restricted Shares pursuant to Paragraphs 4, 5 or 7 hereof, but no later than 30 days after such vesting occurs, and subject to the withholding referred to in Paragraph 8 hereof, the Company will (a) cause to be removed from the Account the restriction described in Paragraph 2 hereof or cause to be issued and delivered to the Grantee (in certificate or electronic form) shares of LSTZA Stock equal to the number of Restricted Shares that have vested, and (b) shall cause to be delivered to the Grantee any Retained Distributions with respect to such vested shares. If delivery of certificates is by mail, delivery of shares of LSTZA Stock will be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the Grantee.
10.Nontransferability of Restricted Shares Before Vesting. Before vesting and during the Grantee’s lifetime, the Restricted Shares are not transferable (voluntarily or involuntarily) other than pursuant to a Domestic Relations Order and, except as otherwise required pursuant to a Domestic Relations Order, are exercisable only by the Grantee or the Grantee’s court appointed legal representative. The Grantee may designate a beneficiary or beneficiaries (each, a “Beneficiary”), to whom the Restricted Shares will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of Beneficiary or Beneficiaries with the Committee on the form attached via a link to this online Agreement as Exhibit B or such other form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated Beneficiary does not survive the Grantee’s death, the Restricted Shares will pass by will or the laws of descent and distribution. Following the Grantee’s death, the Restricted Shares will pass accordingly to the designated Beneficiary, and such Beneficiary will be deemed the Grantee for purposes of any applicable provisions of this Agreement.

11.    Company’s Rights. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.
12.    Limitation of Rights. Nothing in this Agreement or the Plan will be construed to:
(a)give the Grantee any right to be awarded any further Restricted Shares other than in the sole discretion of the Committee; or
(b)give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary of the Company.
13.Prerequisites to Benefits. Neither the Grantee nor any person claiming through the Grantee will have any right or interest in the Restricted Shares awarded hereunder, unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan that affect the Grantee or such other person.
14.Restrictions Imposed by Law. Without limiting the generality of Section 11.8 of the Plan, the Grantee will not require the Company to deliver any Restricted Shares and the Company will not be obligated to deliver any Restricted Shares if counsel to the Company determines that such exercise, delivery or payment would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the LSTZA Stock is listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of any Restricted Shares to comply with any such law, rule, regulation or agreement.
15.    Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the following address:
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: General Counsel

Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company, unless the Company has received written notification from the Grantee of a change of address.
16.    Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by

Section 11.7(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Award evidenced by this Agreement may be canceled by the Committee and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Restricted Shares to the extent then vested.
17.    Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Grantee’s employment at any time, with or without cause (as that term is defined in Section 11.2(b) of the Plan); subject, however, to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.
18.    Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
19.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and will be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. All decisions of the Committee upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the paragraphs of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

20.    Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.
21.    Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Restricted Shares and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Restricted Shares. Subject to Paragraph 10 of this Agreement, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
22.    Grantee Acknowledgment. The Grantee will signify acknowledgment of the terms and conditions of this Agreement by acknowledging this Agreement via the procedures described in the online grant and administration program utilized by the Company.
23.    Code Section 409A Compliance. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.

Schedule I
to
Liberty Media Corporation
Restricted Stock Award Agreement

Grant Date:
Plan:	Liberty Media Corporation 2007 Incentive Plan
Restricted Stock Grant: Vesting Terms: Vesting Percentage:	Series A Liberty Starz Common Stock (LSTZA)
Vesting Dates:
Additional Provisions Applicable to Grantee:
Forfeiture for Misconduct and Repayment of Certain Amounts. If (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (ii) in the reasonable judgment of the Committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Committee may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Committee, the extent to which the market value of LSTZA Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (i) any and all cash and/or shares of LSTZA Stock received by the Grantee (A) upon the exercise during the Misstatement Period of any SARs held by the Grantee or (B) upon the payment during the Misstatement Period of any Cash Award or Performance Award held by the Grantee, the value of which is determined in whole or in part with reference to the value of LSTZA Stock and (ii) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of LSTZA Stock received by the Grantee upon the exercise, vesting or payment during the Misstatement Period of any Award held by the Grantee. By way of clarification, “Forfeitable Benefits” will not include any shares of LSTZA Stock received upon vesting of any Restricted Shares during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.